Exhibit 10.10

PROMISSORY NOTE

$7,620.00	January 1, 2007
Salt Lake City, Utah

On or before December 31, 2007 (the “Due Date”), the undersigned, Sequoia Media Group, LC, a Utah limited liability company (“Payor”), promises to pay to the order of Edward B. Paulsen, or assigns (“Payee”), in lawful money of the United States of America and in immediately available funds, the principal sum of $7,620.00 together with all accrued and outstanding interest as set forth herein, plus a loan origination fee equal to 7% or 533.40.  This Promissory Note (“Note”) is issued in exchange for documented advances made by the Payee for and on behalf of the Payor during the formation stages of Payor.

This Note shall bear simple interest at the rate of 10% per annum which shall accrue and become due and payable with the principal, unless expressly waived by Payee in writing.  All or any portion of the principal and interest due hereunder of may be repaid at any time without penalty prior to maturity.

In the event of default under this Note, Payee shall be entitled to collect a reasonable attorneys' fee from the Payor, as well as other costs, charges, and expenses reasonably incurred, in curing any default or attempting collection of the payment due on this Note, whether or not litigation or any proceeding to enforce this Note is commenced.

If any term or provision of this Note, or any portion of any such term or provision, shall be held invalid or against public policy, or if the application of the same to any person or circumstance is held invalid or against public policy, then, the remainder of this Note (or the remainder of such term or provision) and the application thereof to other persons or circumstances shall not be affected thereby and shall remain valid and in full force and effect to the fullest extent permitted by law.

This Note shall be governed by and construed solely in accordance with the laws of the State of Utah.

“Payor”

Sequoia Media Group, LC

/s/
Chett B. Paulsen
President